FOR IMMEDIATE RELEASE

Contact:

FOR INVESTORS	FOR MEDIA

Jed Hamilton Intermarket Communications (212) 754-5479	Brian Prenoveau, CFA Integrated Corporate Relations (203) 682-8200

NYFIX Introduces Millennium PLUSTM
New Offering Expands Execution Opportunities, Combats Fragmentation

NEW YORK, June 18, 2007 – NYFIX Millennium LLC, operator of one of the industry’s leading non-displayed execution facilities, today announced the controlled release of Millennium PLUSTM, a new feature of Millennium that aggregates disparate liquidity sources from throughout the securities industry. The new feature allows Millennium participants to generate anonymous liquidity alerts to external dark pools and other passive liquidity sources, significantly increasing execution opportunities for both Resident and Pass-Through Millennium PLUS orders. Millennium PLUS is currently being offered to a select group of clients and liquidity partners, with general availability expected in Q3 2007.

Millennium PLUS offers the unique benefit of allowing orders to interact with a broad universe of liquidity while preventing information leakage and minimizing market impact. As part of the current controlled launch, Millennium PLUS is being used by a select group of early adopters. These firms have increased their match rates within Millennium by as much as 100%.

“With the ever-increasing amount of liquidity fragmentation in today’s financial markets, it has become more and more difficult for market participants to effectively source the best opportunities for execution,” said Brian Carr, CEO of NYFIX Millennium LLC. “By introducing Millennium PLUS, we are providing an efficient way to defragment and reaggregate disparate liquidity. Along with our recently-released liquidity sourcing algorithms, Millennium PLUS will be a key component of our liquidity aggregation strategy in the future.”

A Millennium PLUS order allows participants to generate liquidity alerts to third-party sources known as Passive Liquidity Partners (PLPs). These liquidity partners include systematic Buy-Side funds, external dark pools, broker internalization engines, and other pockets of hidden liquidity from across the industry. Unique to NYFIX Millennium, Millennium PLUS liquidity alerts are delivered only to computer-based systems holding live orders, rather than to traders’ screens. As a result, liquidity alerts will not be visible to

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traders or systems which may cause information leakage or market impact. Both Resident and Pass-through orders can be designated as PLUS Orders. Pass-through PLUS Orders are held in Millennium for several hundred milliseconds, just long enough for PLPs to receive the liquidity alert and automatically respond. If no response is forthcoming, the order is passed on to the appropriate market center in the usual fashion.

“The ability to aggregate dark pools is of absolute value with the significant amount of the fragmented and hidden liquidity in today’s market,” commented Larry Tabb, co-founder and CEO of TABB Group, a leading research and advisory firm to the financial markets. “With the proper tools, market participants will be able to much more effectively navigate the murky world of dark liquidity while minimizing information leakage, managing market impact and attaining the best execution possible.”

In a research report released earlier this year, TABB Group predicted that volume of non-displayed liquidity execution will reach nearly 1.5 billion a day by 2010, representing 15% of total equity market share.

Launched in 2001, NYFIX Millennium has been at the forefront of the dark pool movement and has built one of the largest liquidity centers in the industry, touching more than a billion shares a day. Matched shares in Millennium now average more than 50 million daily. On May 1, 2007, NYFIX Millennium set a single-day volume record by matching more than 80 million shares.

About NYFIX Millennium, LLC
NYFIX Millennium is an automated execution venue designed to maximize execution quality and reduce overall transaction costs. Millennium offers users the opportunity to achieve price or liquidity improvements while mitigating negative impact for institutional-size trades. Linked to the primary markets and exchanges, Millennium leverages the power of the NYFIX MarketplaceTM while its real-time matching algorithm routinely executes trades at or better than the National Best Bid or Offer (NBBO).

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About NYFIX, Inc.
A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing. NYFIX ranked 1st among 179 market participants for NYSE execution quality based on price in a study recently conducted by Celent LLC, a leading research and advisory firm for the securities industry.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements include statements about the future activities of new employees and the impact thereof on the Company. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, risks relating to the ability of the Company to market and develop products and services. There can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

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